Exhibit 21.1

SUBSIDIARIES OF CABOT OIL & GAS CORPORATION

Big Sandy Gas Company

Cabot Oil & Gas Marketing Corporation *

Cody Energy LLC

Cody Oil & Gas, Inc.

Cody Texas, LP

Cranberry Pipeline Corporation *

Cabot Petroleum Canada Corporation

Cabot Oil & Gas Holding Company

* Denotes significant subsidiary.